Horizon Bancorporation Reports YTD Fourth Quarter Consolidated Earnings

BRADENTON, Fla., Jan. 28 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB), parent company of Horizon Bank, today reported 2007 consolidated earnings of $1.46 Million ($0.76 per fully diluted share). The Company finished the year with $195 Million in assets, which was a 16% growth rate over the past 12 months. The Bank had $155 Million in loans and $147 Million in deposits as of December 31, 2007.

For the fourth quarter of 2007, net earnings were $386 Thousand, or $0.20 per fully diluted share. The fourth quarter 2006 net earnings were $615 Thousand, but this included after tax gain on sale of loans of $257 Thousand. The Bank did not sell any loans in the fourth quarter of 2007.

Non-performing assets decreased by $1.1 Million (26%) in the fourth quarter, and now stand at $3.2 Million in non-performing loans and other real estate owned
(OREO). Total delinquent loans (which also includes loans on non-performing status) decreased by 37% during the fourth quarter.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto). The Bank plans to open a branch in Hillsborough County (Brandon) in the first half of 2008.

In January of 2008, Horizon Bancorporation, Inc. also completed the announced stock buy-back plan for 40,000 shares of common stock and paid the announced annual dividend of $0.11 per share (which represents a 10% increase over 2006).

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
    -0-                             01/28/2008
    /CONTACT: Kathleen Jepson, CFO of Horizon Bancorporation, Inc., +1-941-753-2265, kjepson@horizonbankfl.com/
    /First Call Analyst: /
    /FCMN Contact: kjepson@horizonbankfl.com /
    /Web site:  http://www.horizonbankfl.com/
    (HZNB)